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          KPMG LLP
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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
Occidental Petroleum Corporation


     We consent to the incorporation by reference in the registration statement on Form S-8 of Occidental Petroleum Corporation of our reports dated February 25, 2005, with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Occidental Petroleum Corporation. Our report on financial statements of Occidental Petroleum Corporation refers to (i) a change in the method of accounting for inventories purchased from third parties, (ii) a change in the method of accounting for asset retirement obligations, (iii) a change in the method of accounting for the consolidation of variable interest entities, (iv) a change in the method of accounting for certain financial instruments with characteristics of both liabilities and equity, and (v) a change in the method of accounting for the impairment of goodwill and other intangibles.


     /s/ KPMG LLP


    Los Angeles
    May 9, 2005